EXHIBIT 5
[Golden Telecom, Inc., Letterhead]
November 13, 2007
Golden Telecom, Inc.
2831 29th. Street, NW
Washington, DC 20008
Ladies and Gentlemen:
I have acted as Vice President, General Counsel and Corporate Secretary for Golden Telecom, Inc., a Delaware corporation (“GTI”), and have advised GTI in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Registration Statement on Form S-8 (the “Registration Statement”) of GTI with respect to 1,000,000 shares (the “Shares”) of common stock, par value $0.01 per share of GTI. The Shares will be issued from time to time by GTI in connection with GTI’s Equity Participation Plan.
In that capacity, I have reviewed the Registration Statement and originals, or copies certified or otherwise identified to my satisfaction, of other documents, corporate records, certificates and other instruments as I have deemed necessary or appropriate for purposes of this opinion. In such examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as copies.
Based on the foregoing, I am of the opinion that the Shares, when issued, will be duly authorized, validly issued, fully paid and non-assessable.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ ILYA SMIRNOV
Ilya Smirnov
Vice President, General Counsel and
Corporate Secretary